Exhibit 99.1

InsWeb Expects to Narrow Net Loss in the Fourth Quarter

SACRAMENTO, Calif., December 12, 2006 – InsWeb Corp. (Nasdaq: INSW) today provided an interim update for the fourth quarter ending December 31, 2006.  The Company’s net loss for the fourth quarter of 2006 is expected to be in the range of $0.3 to $0.5 million.  This represents a sharp reduction from a net loss of $1.6 million in the third quarter of 2006 and a net loss of $2.1 million in the fourth quarter of 2005.  Revenues for the fourth quarter of 2006 are expected to be in the range of $5.7 to $6.0 million.  This compares to revenues of $7.5 million in the third quarter of 2006 and revenues of $5.8 million in the fourth quarter of 2005.

“The Company’s focused efforts to improve margins within our auto and term life programs, combined with recent reductions in our overall cost structure, are beginning to pay off,” said Hussein Enan, chairman and CEO of InsWeb.  “Based on the greatly reduced net loss that we anticipate in our fourth quarter, seasonally the weakest quarter of the year, we are making clear progress in fine-tuning our business model while setting the stage for long-term success. We look forward to fiscal 2007 as a pivotal year in the history of the Company.”

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected revenues, expenses and financial position. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in the Company’s ability to attract consumers to its website to shop for and purchase insurance; changes in the Company’s relationships with existing insurance companies or other customers; changes in the Company’s relationship with strategic and/or marketing partners; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.